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                                  EXHIBIT 99.1
                                 Press Release

          HOUSTON, July 13 /PRNewswire/ -- Ashford.com (Nasdaq: ASFD), the leading e-commerce destination for corporate and personal gifts and rewards, announced today that it intends to request a hearing to appeal for continued listing on the Nasdaq National Market.

  Ashford received a letter on July 10, 2001 from Nasdaq stating that, pursuant to Nasdaq Marketplace Rules 4450(a)(5) and 4310(c)(8)(B), the company's common stock will be delisted unless it requests a hearing by July 17, 2001. Ashford no longer complies with the $1.00 minimum bid price requirement for continued listing on Nasdaq. The hearing is expected to be held within 45 days of the date of the request. Until that time, Ashford's common stock will continue to trade on the Nasdaq National Market.

  At the hearing, the company intends to request an extension for time to raise its share price. If the appeal is denied, the company's common stock will be delisted from the Nasdaq National Market. In such event, Ashford's common stock will trade on the OTC Bulletin Board's electronic quotation system, or another quotation system or exchange on which shares of the company may qualify. Ashford's shareholders will still be able to obtain current trading information, including the last trade bid and ask quotations and share volume.

  About Ashford.com

  Ashford.com is the leading e-commerce destination for personal and corporate gifts and rewards. The company's two e-commerce sites, http://www.ashford.com
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and http://www.ashfordcorporategifts.com, offer 25,000 attractive gifts and
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rewards, including  watches, jewelry, fragrances, leather accessories, diamonds, sunglasses, and writing instruments from more than 400 leading brands.
Dedicated to creating an exceptional luxury shopping experience, Ashford.com provides overnight shipping on nearly all items, gift packaging, and a 30-day money back guarantee on all items sold on the retail site. It also offers the Ashford.com Protection Plus (SM) policy, which provides outstanding product warranties, customer privacy, and site security. Ashford.com is headquartered in Houston, Texas.

  Forward-Looking Statements

  The aforementioned forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including the rate of growth of the Internet and online commerce, customer spending patterns, the amount that we invest in new business opportunities and the timing of those investments, the mix of products sold to customers, the mix of revenues derived from product sales, risks of inventory management and risks of distribution and fulfillment throughout and productivity. Other risks and uncertainties include our limited operating history, anticipated losses, potential fluctuations in quarterly operation results, seasonality, consumer trends, competition, adverse consequences arising from system interruptions, management of potential growth, business combinations, and strategic alliances. More information about factors that potentially could affect our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form
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10-K for the year ended March 31, 2000, and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2000.

  Ashford and Ashford.com are trademarks, and Ashford.com Protection Plus is a service mark of Ashford.com, Inc. All other marks are the property of their respective owners.